Exhibit 5.1

[Letterhead of Bryan Cave LLP]

May 30, 2014

Heritage Financial Group, Inc.

721 N. Westover Blvd.

Albany, Georgia 31707

Ladies and Gentlemen:

We have acted as counsel to Heritage Financial Group, Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale of up to 1,336,879 shares of common stock of the Company, par value $0.01 per share (the “Shares”), to be issued in connection with the proposed merger of Alarion Financial Services, Inc. (“Alarion”) with and into the Company pursuant to that certain Agreement and Plan of Merger, dated April 21, 2014, by and between the Company and Alarion (the “Merger Agreement”). This opinion is delivered to you pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K of the Commission.

In connection with this opinion, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. As to questions of fact material to this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have not undertaken any independent investigation of factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized for issuance and, upon the receipt by the Company of all consideration therefor in accordance with the terms of the Merger Agreement and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, this opinion is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP